Exhibit 2.1

BILL OF SALE

THIS BILL OF SALE is made as of this 26th day of April 2004, by and between Insolvency Services Group, Inc., Assignee for the benefit of creditors of GREENICK, INC. doing business as AIRWORKS, INC. (the “Seller”) and GLOBAL EPOINT, INC. (the “Buyer”).

RECITALS:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver (collectively, “Transfer”) to Buyer, and Buyer accepts, all of Seller’s right, title and interest in and to the personal property (the “Property”) described on Schedule 1 attached hereto.

A. The Property sold pursuant hereto is sold “as is,” “how is,” without warranty or representation, express or implied, of any kind or nature whatsoever, legal or equitable, including without limitation, warranties of fitness and merchantability. The Property sold pursuant hereto is sold without recourse to Seller and subject to all liens, claims, charges and encumbrances of any kind or nature, legal or equitable.

B. This Bill of Sale shall be binding upon and inure to the benefit of the respective successors and assigns of Buyer and Seller.

C. If any party hereto brings any action or suit against another party hereto by reason of any breach of any covenant, condition, agreement or provision on the part of the other party set forth in this Bill of Sale, the prevailing party shall be entitled to recover from the other party all costs and expenses of the action or suit, including reasonable attorneys’ fees, charges and costs, in addition to any other relief to which it may be entitled.

D. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflict-of-law rules and principles of said state.

E. This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Signatures on Following Page

IN WITNESS WHEREOF, Seller has caused its duly authorized representative to execute and deliver this Bill of Sale as of the day and year first written above:

BUYER:

GLOBAL EPOINT, INC.

By:	/s/ Toresa Lou

Its:	CEO

SELLER:

Insolvency Services Group, Inc.

Assignee for the benefit of creditors of

GREENICK, INC. doing business as

AIRWORKS, INC.

By:	/s/ Joel B. Weinberg

Its:	President